Exhibit 99.1

Youngevity International, Inc. Reports 2019 Second Quarter and Six Months Results
Q2 Consolidated Revenues Up 21.2%

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Revenues for second quarter were $53.7 million compared to $44.3 million in the prior year, an increase of 21.2%
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Gross Profit for second quarter improved to $25.9 million from $25.4 million in the prior year
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Net Loss improved to ($47,000) in second quarter from ($614,000) in prior year, an improvement of 92.3%

SAN DIEGO, Calif. ---August 14, 2019 - Youngevity International, Inc. (NASDAQ: YGYI), a leading multi-channel lifestyle company, today reported financial results for the second quarter and six months ended June 30, 2019.

Steve Wallach, Chairman and CEO of Youngevity International stated, “We are pleased with our quarter over quarter revenue growth and we are encouraged by the increase in gross profits and in Adjusted EBITDA over Q2 2018. We are making progress toward stabilizing revenues in our direct selling segment and this combined with strong revenue delivered by our commercial coffee segment has provided our second consecutive quarter of Q over Q growth.”

Dave Briskie, President and CFO of Youngevity International stated, “We have made great strides toward a return to profitability in Q2 posting a small net loss of just $47,000. We remain focused on our stated goals of returning to growth and profitability in 2019. The coffee segment delivering its second consecutive quarter of profitability and strong Adjusted EBITDA which was a strong contributor to the improvement in our consolidated financial statements. We eagerly anticipate our commercial hemp segment contributing to revenue growth and profits in Q3 and Q4 of this year.”

Second Quarter 2019 Results

Revenues for the second quarter ended June 30, 2019 increased 21.2% to $53.7 million as compared to $44.3 million for the quarter ended June 30, 2018. We derived approximately 60% of our revenue from our direct selling segment and approximately 40% of our revenue from our commercial coffee segment. Direct selling segment revenues decreased 12.8% to $32.1 million in the current quarter as compared to $36.8 million for the quarter ended June 30, 2018. This decrease was attributable to a decrease in the number of ordering distributors and customers, partially offset by an increase in average order amount per distributor and customer. Commercial coffee segment revenues increased by 186.5% to $21.2 million in the current quarter as compared to $7.4 million for the quarter ended June 30, 2018. This increase was primarily attributed to increased revenues from our new green coffee contract that CLR recently signed for approximately $250 million over 5 years. The new commercial hemp segment recorded $274,000 in revenues related to the acquisition of Khrysos which closed on February 15, 2019.

Gross profit for the second quarter ended June 30, 2019 increased 2.0% to $25.9 million as compared to $25.4 million for the second quarter ended June 30, 2018. Gross profit in the direct selling segment decreased 11.6% to $22.2 million as compared to $25.1 for the second quarter ended June 30, 2018 as a result of the decrease in revenues discussed above. Gross Profit in the commercial coffee segment increased to $3,731,000 in the current quarter, compared to $295,000 for the second quarter ended June 30, 2018, primarily due to the increase in revenues from our new green coffee contract discussed above.

Gross margin in the commercial hemp segment was a loss of $49,000 related to the acquisition of Khrysos which closed on February 15, 2019. Overall gross profit as a percentage of revenues decreased to 48.3% in the current quarter compared to 57.4% in the same period last year, primarily due to the increased revenues in the commercial coffee segment, which generally produces lower margins than the direct selling segment.

Operating expenses increased 3.3% to $25,534,000 as compared to $24,729,000 for the three months ended June 30, 2018.

Distributor compensation paid to our independent distributors in the direct selling segment decreased 12.1% to $14,497,000 for the three months ended June 30, 2019, from $16,487,000 for the same period last year. This decrease was primarily attributable to the decrease in direct selling segment revenues.

Total sales and marketing expense decreased 9.4% to $2,786,000 for the three months ended June 30, 2019 from $3,076,000 for the same period last year.

For the three months ended June 30, 2019, total general and administrative expense increased 59.7% to $8,251,000 from $5,166,000 for the three months ended June 30, 2018.  In the direct selling segment, general and administrative expense increased by 38.8% to $6,071,000 in the current quarter from $4,375,000 for the same period last year. This increase was primarily due to an increase in accounting, computer expense and non-cash equity-based compensation expense. In addition, the contingent liability revaluation adjustment in the current quarter was a reduction in expense of $433,000 compared to a reduction in expense of $1,246,000 for the same period last year. In the commercial coffee segment, general and administrative costs increased by $557,000 or 70.4% to $1,348,000 in the current quarter compared to $791,000 in the same period last year. This was primarily due to an increase in wages, warehouse storage costs and profit-sharing expense of $193,000, compared to a profit-sharing benefit of $249,000 in the same period last year. General and administrative expense was $832,000 in the commercial hemp segment, mostly related to wages, supplies and general office costs.

Other expense for the second quarter ended June 30, 2019 decreased by $696,000 to $661,000, as compared to other expense of $1,357,000 for the three months ended June 30, 2018. Net interest expense decreased by $487,000 for the three months ended June 30, 2019 to $1,062,000, compared to $1,549,000 for the three months ended June 30, 2018. Change in fair value of derivative liabilities increased by $209,000 for the three months ended June 30, 2019 to $401,000 in other income compared to $192,000 for the three months ended June 30, 2018.

Income tax benefit for the second quarter ended June 30, 2019 was $226,000 as compared to an income tax benefit of $90,000 for the second quarter ended June 30, 2018.

Net loss for the second quarter ended June 30, 2019 was $47,000 as compared to net loss of $614,000 for the three months ended June 30, 2018.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of equity-based compensation expense and the change in the fair value of the warrant derivatives or "Adjusted EBITDA," increased 18.2% to $2,604,000 for the quarter ended June 30, 2019, compared to $2,203,000 in the same period last year.

Six Months Ended June 30, 2019 Results

Revenues for the six months ended June 30, 2019 increased 26.1% to $109,987,000 as compared to $87,249,000 for the six months ended June 30, 2018. We derived approximately 60% of our revenue from our direct selling sales and approximately 40% of our revenue from our commercial coffee sales and approximately 0.3% from our hemp segment. Direct selling segment revenues decreased by $6,613,000 or 9.2% for the six months ended June 30, 2019, to $65,544,000 as compared to $72,157,000 for the same period last year. This decrease was attributed to a decrease of $7,034,000 in revenues from existing business, partially offset by revenues from new acquisitions of $421,000. The decrease in existing business was primarily due to a decline in the number of ordering distributors and customers, partially offset by an increase in average order amount per distributor and customer. Commercial coffee segment revenues increased by $29,010,000 or 192.2% to $44,102,000 for the six months ended June 30, 2019, as compared to $15,092,000 for the same period last year. This increase was primarily attributed to increased revenues from our new green coffee contract that CLR recently signed for approximately $250 million over 5 years. Our new commercial hemp segment recorded $341,000 in revenues from sales made by Khrysos Industries, Inc (KII).

Gross profit increased approximately 4.7% to $52,771,000 for the six months ended June 30, 2019, as compared to $50,394,000 for the same period last year. Overall gross profit as a percentage of revenues decreased to 48.0%, compared to 57.8% in the same period last year, primarily due to the increased revenues in the lower margin commercial coffee segment.

Gross profit in the direct selling segment decreased by 9.7% to $44,995,000 from $49,822,000 in the prior period primarily as a result of the decrease in revenues discussed above. Gross profit as a percentage of revenues in the direct selling segment decreased to 68.6% for the six months ended June 30, 2019, compared to 69% in the same period last year. Gross profit in the commercial coffee segment increased to $7,798,000 compared to $572,000 in the prior period. The increase in gross profit in the commercial coffee segment was primarily due to the increase in revenues from our new green coffee contract discussed above. Gross profit as a percentage of revenues in the commercial coffee segment increased to 17.7% for the six months ended June 30, 2019, compared to 3.8% in the same period last year. Gross margin in the commercial hemp segment was a net loss of $22,000.

Operating expenses increased 29.4% to $64,324,000 for the six months ended June 30, 2019, as compared to $49,717,000 for the six months ended June 30, 2018. This increase included an increase of $12,892,000 in non-cash equity-based compensation expense related to stock options issued in the first quarter of the current year. Excluding the increase in equity-based compensation expense, the increase in our operating expense would have been 3.4%.

Distributor compensation paid to our independent distributors in the direct selling segment decreased 8.4% to $29,387,000 for the six months ended June 30, 2019, from $32,065,000 for the same period last year. This decrease was primarily attributable to the decrease in revenues. Distributor compensation as a percentage of direct selling revenues increased to 44.8% for the six months ended June 30, 2019 as compared to 44.4% for the same period last year.

Total sales and marketing expense increased 3.5% to $6,805,000 for the six months ended June 30, 2019, from $6,575,000 for the six months ended June 30, 2018. This increase included an increase of $471,000 in equity-based compensation expense in the first quarter of the current year. Excluding the increase in equity-based compensation expense, sales and marketing expense would have decreased by 3.7%. In the direct selling segment, sales and marketing expense increased by 1.0% to $6,204,000 for the six months ended June 30, 2019, compared to $6,141,000 for the same period last year. This increase included an increase of $471,000 in equity-based compensation expense. Excluding the increase in equity-based compensation expense, sales and marketing expense would have decreased by 6.6%. In the commercial coffee segment, sales and marketing costs increased by $123,000 to $557,000 in the current year compared to the same period last year, primarily due to increased advertising costs and compensation expense. Sales and marketing expense were $44,000 in the commercial hemp segment for the six months ended June 30, 2019.

Total general and administrative expense increased 154.0% to $28,132,000 for the six months ended June 30, 2019, from $11,077,000 for the six months ended June 30, 2018. This increase included an increase of $12,421,000 in equity-based compensation expense in the first quarter of the current year. Excluding the increase in equity-based compensation expense, the increase in general and administration expense would have been 41.8%. In the direct selling segment, general and administrative expense increased by 138.2% to $22,530,000 in the current year from $9,460,000 for the same period last year. This increase included an increase of $10,995,000 in equity-based compensation expense in the first quarter of the current year. Excluding the increase in equity-based compensation expense, general and administrative expense would have increased by 21.9%. This increase was primarily due to an increase in accounting and computer consulting fees. In addition, the contingent liability revaluation adjustment in the current period resulted in a reduction in expense of $433,000 compared to a reduction in expense of $1,459,000 for the same period last year. In the commercial coffee segment, general and administrative costs increased by $2,623,000 or 162.2% to $4,240,000 in the current year compared to $1,617,000 in the same period last year. This increase included an increase of $1,425,000 in equity-based compensation expense. Excluding the increase in stock-based compensation expense, general and administration expense in the commercial coffee segment would have increased by 74.1%. This was primarily due to an increase in wages, incentives, warehouse storage costs and profit-sharing expense of $436,000, compared to a profit-sharing benefit of $472,000 in the same period last year. General and administrative expense was $1,362,000 in the commercial hemp segment, mostly related to wages, supplies and general office costs.

Total other expense decreased by $2,757,000 to $682,000 for the six months ended June 30, 2019, as compared to other expense of $3,439,000 for the six months ended June 30, 2018. Total other expense includes net interest expense, the change in the fair value of derivative liabilities and extinguishment loss on debt. Net interest expense decreased by $692,000 for the six months ended June 30, 2019 to $2,569,000, compared to $3,261,000 for the six months ended June 30, 2018. Change in fair value of derivative liabilities increased by $983,000 for the six months ended June 30, 2019 to $1,887,000 in other income compared to $904,000 for the six months ended June 30, 2018. We recorded a non-cash extinguishment loss on debt of $1,082,000 for the six months ended June 30, 2018 as a result of the triggering of the automatic conversion of the 2017 Notes associated with our July 2017 Private Placement to common stock. There was no debt extinguishment for the six months ended June 30, 2019.

Income tax provision for the six months ended June 30, 2019 was $72,000 as compared to an income tax provision of $160,000 for the six months ended June 30, 2018.

The Company reported an increase in net loss of $9,385,000 to a net loss of $12,307,000 for the six months ended June 30, 2019, as compared to net loss of $2,922,000 for the same period last year. The primary reason for the increase in net loss when compared to the prior period was due to the increase in operating loss of $12,230,000, offset by the decrease in other expense of $2,757,000 and decrease in income tax expense of $88,000. The primary reason for the increase in operating loss was the increase of $12,966,000 in non-cash equity-based compensation expense.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of equity-based compensation expense, the change in the fair value of the warrant derivatives and the loss on extinguishment of debt or "Adjusted EBITDA," increased 18.2% to $5,011,000 for the six months ended June 30, 2019, compared to $3,723,000 in the same period last year.

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, stock-based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment gain or loss, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to Net Loss is presented in the table at the end of this press release.

BALANCE SHEET HIGHLIGHTS:

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Cash & cash equivalents were $2,088,000 at June 30, 2019 versus $2,879,000 at December 31, 2018
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Total assets were $136,524,000 at June 30, 2019 versus $75,973,000 at December 31, 2018
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Total liabilities were $85,986,000 at June 30, 2019 versus $52,998,000 at December 31, 2018
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Total stockholders’ equity was $50,538,000 at June 30, 2019 versus $22,975,000 at December 31, 2018

Conference Call Information

Youngevity International will host a conference call today, at 1:00 p.m. Eastern Daylight Time (10:00 Pacific Daylight Time) to discuss its financial results, quarterly and yearly highlights and business outlook.

All interested parties can attend the event by clicking https://InstantTeleseminar.com/Events/117068772   fifteen minutes prior to the start of the call, or by dialing 206 402 0100 and entering the access code 634174# at least five minutes prior to the start of the call. International and alternative numbers are available at https://InstantTeleseminar.com/Local/?eventid=117068772

The conference call will be recorded and available for replay shortly after the conclusion of the call. An archived replay of the call will be available for approximately 3 months on the Company’s newly launched Investor Relations website: https://ygyi.com/

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a multi-channel lifestyle company operating in 3 distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a multi-vertical omni direct selling enterprise. The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, YGYI offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding remaining focused on our stated goals of returning to growth and profitability in 2019 and our commercial hemp segment contributing to revenue growth and profits in Q3 and Q4 of this year. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to drive revenue in our commercial coffee segment, our ability to develop and grow our hemp commercial segment, our ability to continue our international growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to return to profitability, expand our liquidity, and strengthen our balance sheet, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenues	$53,687	$44,255	$109,987	$87,249
Cost of revenues	27,765	18,873	57,216	36,855
Gross profit	25,922	25,382	52,771	50,394
Operating expenses
Distributor compensation	14,497	16,487	29,387	32,065
Sales and marketing	2,786	3,076	6,805	6,575
General and administrative	8,251	5,166	28,132	11,077
Total operating expenses	25,534	24,729	64,324	49,717
Operating income (loss)	388	653	(11,553)	677
Change in fair value of warrant derivative liability	401	192	1,887	904
Interest expense, net	(1,062)	(1,549)	(2,569)	(3,261)
Extinguishment loss on debt	-	-	-	(1,082)
Total other expense	(661)	(1,357)	(682)	(3,439)
Loss before income taxes	(273)	(704)	(12,235)	(2,762)
Income tax (benefit) provision	(226)	(90)	72	160
Net loss	(47)	(614)	(12,307)	(2,922)
Preferred stock dividends	(28)	(42)	(42)	(45)
Net loss attributable to common stockholders	$(75)	$(656)	$(12,349)	$(2,967)

Net loss per share, basic	$-	$(0.03)	$(0.44)	$(0.14)
Net loss per share, diluted	$(0.02)	$(0.03)	$(0.48)	$(0.14)

Weighted average shares outstanding, basic	29,133,150	21,506,833	28,359,660	20,630,383
Weighted average shares outstanding, diluted	29,357,347	21,506,833	28,700,295	20,630,383

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net (Loss) Income
 (In thousands - unaudited))

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(47)	$(614)	$(12,307)	$(2,922)
Add:
Interest, net	1,062	1,549	2,569	3,261
Income taxes (benefit) provision	(226)	(90)	72	160
Depreciation	602	470	1,077	902
Amortization	586	865	1,256	1,692
EBITDA	1,977	2,180	(7,333)	3,093
Add:
Stock based compensation	1,028	215	14,231	452
Loss on extinguishment of debt	-	-	-	1,082
Change in the fair value of warrant derivative	(401)	(192)	(1,887)	(904)
Adjusted EBITDA	$2,604	$2,203	$5,011	$3,723

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investor Relations
YGYI Investor Relations
800.504.8650
investors@ygyi.com

Media Relations
Trendlogic PR
800.992.6299
contact@trendlogicpr.com